EXHIBIT 99.2

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

TULSA OFFICE HOUSTON OFFICE
First Place Tower Kellog Brown and Root Tower
15 East Fifth Street • Suite 3500 601 Jefferson Ave. • Suite 3790
Tulsa, Oklahoma 74103-4350 Houston, Texas 77002-7912
(918) 587-5521 • Fax: (918) 587-2881 (713) 651-8006 • Fax: (281) 754-4934
March 11, 2010

New Concept Energy, Inc.
1755 Wittington Place, suite 340
Dallas, Texas 75234

Attn:           Mr. Gene Bertcher
    Chief Executive Officer

RE:           Estimated Reserves and Future Net Revenue
Proved Producing and Undeveloped Reserves
Oil and Gas Properties Owned by
Mountaineer State Energy, Inc.

Gentlemen:

This letter supplements our estimate of reserves and future net revenue attributable to interests owned by Mountaineer State Energy, Inc. prepared at an effective date of December 31, 2008 and transmitted to you April 9, 2009.

That estimate included Proved Developed Producing and Non-Producing as well as Proved Undeveloped Reserves.  There were no Proved Undeveloped Reserves assigned to any of the West Virginia properties.  Subsequent to the preparation and transmission of that report, we have been given geologic interpretations, electric log cross sections, and cumulative production data for the Oriskany formation for your Jackson County, West Virginia properties.  If that information had been in our possession when the report was prepared, Proved Undeveloped Reserves could have been assigned to the Jackson County properties.

It is our opinion that four locations on those properties can each be assigned Proved Undeveloped Reserves of 400,000 MCF of gas.  Utilizing pricing and cost data effective on December 31, 2008 the future net revenue attributable to the Jackson Counties is summarized as follows:

	ESTIMATED REMAINING		FUTURE NET REVENUE
	NET RESERVES			Present Worth
RESERVE	Oil	Gas	TOTAL	Disc. @ 10%
CLASSIFICATION	(BBLS)	(MCF)	($)	($)

Proved Undeveloped	-	1,400,000	11,271,001	8,170,935

New Concept Energy, Inc.
March 11, 2010

With the inclusion of these reserves and the attributable future net revenue the results of that December 31, 2008 Report would be summarized as follows:

	ESTIMATED REMAINING		FUTURE NET REVENUE
	NET RESERVES			Present Worth
RESERVE	Oil	Gas	TOTAL	Disc. @ 10%
CLASSIFICATION	(BBLS)	(MCF)	($)	($)

Proved Developed
Producing	36,809	2,485,643	9,904,830	6,002,299
Non-Producing	-	217,016	1,545,637	506,789

Sub-Total	36,809	2,702,659	11,450,467	6,509,088

Proved Undeveloped
Primary	-	4,694,375	24,702,225	11,298,590

TOTAL ALL RESERVES	36,809	7,397,034	36,152,692	17,807,678

All definitions and statements of limitation stated in our report of December 31, 2008 are made a part of this supplemental letter by reference.

If you have any questions or wish to discuss any aspect of this supplemental letter, please call.

This opportunity to be of service is appreciated.

Very truly yours,

LEE KEELING AND ASSOCIATES, INC.